As filed with the Securities and Exchange Commission on October 5, 2016

Registration Number 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medifast, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3714405 (I.R.S. Employer Identification Number)

Medifast, Inc.

3600 Crondall Lane
Owings Mills, Maryland 21117
(Address of Principal Executive Offices)

Employee Inducement Award

(Full titles of the plans)

Jason L. Groves, Esq.
Executive Vice President, General Counsel & Corporate Secretary

Medifast, Inc.
3600 Crondall Lane
Owings Mills, Maryland
Tel: (410) 581-8042

Copy to:

Bryan Brown, Esq.
Reed Smith LLP
811 Main Street, Suite 1700
Houston, Texas 77002
Tel: (713) 469-3894

Fax: (713) 469-3899
(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.001 per share	226,061(2)	$37.50	$8,477,287.50	$982.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may become issuable pursuant to the award to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)	Includes (i) 16,061 shares of Common Stock underlying an inducement award of restricted stock and (ii) 210,000 shares of Common Stock underlying an inducement award of performance based deferred shares granted to Daniel R. Chard on October 3, 2016.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on September 30, 2016, in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grant, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by Medifast, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), filed with the Commission on March 15, 2016;

2.	The information specifically incorporated by reference into the Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 29, 2016;

3.	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 10, 2016, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 9, 2016;

4.	Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed with the Commission on January 19, 2016, March 8, 2016, March 10, 2016, May 25, 2016, June 15, 2016, June 20, 2016, and September 8, 2016; and

5.	The description of Common Stock, which was included in the Company’s registration statement on Form 8-A, filed with the Commission on August 14, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s bylaws provide that the Company shall indemnify, to the fullest extent permitted by law, any director or officer made or threatened to be made a party to an action, suit or other proceeding, by reason of the fact that such person is or was a director or officer, or was serving in such capacities at another entity at the specific request of the Company, on the same conditions provided by the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Reed Smith LLP
23.1	Consent of RSM US
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Inducement Award Agreement, dated October 3, 2016 between the Registrant and Daniel Chard

Item 9. Undertakings.

A.        The undersigned Registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on September 30, 2016.

Medifast, Inc.

By:	/s/ Michael C. MacDonald
Michael C. MacDonald
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Michael C. MacDonald and Timothy G. Robison and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post- effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael C. MacDonald	Chief Executive Officer (Principal Executive Officer) and Director	September 30, 2016
Michael C. MacDonald

/s/ Timothy G. Robinson	Chief Financial Officer (Principal Financial Officer)	September 30, 2016
Timothy G. Robinson

/s/ Joseph P. Kelleman	Vice President of Finance (Principal Accounting Officer)	September 30, 2016
Joseph P. Kelleman

/s/ Jeffrey J. Brown	Director	September 30, 2016
Jeffrey J. Brown

/s/ Kevin G. Byrnes	Director	September 30, 2016
Kevin G. Byrnes

/s/ Charles P. Connolly	Director	September 30, 2016
Charles P. Connolly

/s/ Constance J. Hallquist	Director	September 30, 2016
Constance J. Hallquist

/s/ Jorgene K. Hartwig	Director	September 30, 2016
Jorgene K. Hartwig

/s/ Carl E. Sassano	Director	September 30, 2016
Carl E. Sassano

/s/ Scott Schlackman	Director	September 30, 2016
Scott Schlackman

/s/ Glenn W. Welling	Director	September 30, 2016
Glenn W. Welling

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Reed Smith LLP
23.1	Consent of RSM US
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Inducement Award Agreement, dated October 3, 2016 between the Registrant and Daniel Chard